Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman Senior Vice President - Finance Horace Mann Educators Corporation (217) 788-5708 www.horacemann.com

HORACE MANN CLARIFIES RECENT BANK CREDIT

FACILITY BORROWING, REVISES 2008 EARNINGS GUIDANCE

SPRINGFIELD, Ill., October 9, 2008 — Horace Mann Educators Corporation (NYSE:HMN) disclosed in a Form 8-K, filed after the market closed on October 8, 2008, that it had drawn down $75 million of its existing $125 million bank credit facility. Based on a significant decline today in the price of the company’s stock and anecdotal market intelligence, the company’s management has concluded that the market may have misinterpreted the purpose of this borrowing.

“The $75 million was borrowed to contribute capital to our insurance subsidiaries, if necessary, to maintain capital and operating ratios at a level consistent with their current financial strength ratings,” said Louis G. Lower II, President and Chief Executive Officer. “While we do not believe that we will need to utilize the entire amount borrowed to maintain the appropriate capital levels of these subsidiaries, we chose to draw this amount in light of concerns regarding bank lending capacity at the time the borrowing was made. At this level of borrowing, Horace Mann’s debt to capital ratio is expected to remain within management’s target range.”

“Horace Mann is not facing a liquidity crisis either at the insurance subsidiary or holding company levels,” stated Lower. “The company does not currently utilize hedging or credit default swap programs and suspended its securities lending program effective August 2007, with no outstanding balances as of September 30, 2008. The company does not have any near-term refinancing needs; the bank credit facility expires in December 2011 and the company’s long-term debt does not mature until 2015 and 2016.”

With regard to the current financial markets crisis, the company estimates that approximately $50 million pretax of investment losses and other-than-temporary impairments will be recognized in the third quarter, based on preliminary September 30, 2008 pricing. As previously disclosed, approximately $33 million of this amount is due to impairment write-downs of fixed maturity and preferred stock securities of Lehman Brothers Holdings, Inc., the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and American International Group, Inc.

Horace Mann estimates its financial impact from catastrophe losses during the three months ended September 30, 2008 will total $34 million to $38 million pretax. This estimate includes loss and loss adjustment expenses of $11 million to $14 million each for Hurricanes Gustav and Ike, including approximately $1 million in assessments from the Texas Windstorm Insurance Association related to Hurricane Ike; $5 million to $7 million related to other third quarter catastrophe events; and approximately $4 million to $5 million of reserve development for catastrophe activity in the second quarter of 2008. The company’s pretax catastrophe costs were $10.3 million for the three months ended September 30, 2007.

“Primarily as a result of the higher than expected level of catastrophe losses in the third quarter, we are reducing our full-year 2008 estimate of net income excluding net realized investment gains and losses from $1.30 to $1.45 per share to between $1.10 and $1.25 per share based on information available today,” continued Lower.

“The excessive catastrophe costs incurred during the first three quarters, coupled with the effects of the financial markets crisis, have made 2008 a challenging year for the insurance industry,” continued Lower. “While the financial impact of these challenges on Horace Mann will be material, we believe the impact on our capital and surplus and underlying financial strength is very manageable.”

Horace Mann plans to release third quarter 2008 financial results on Wednesday, October 29, 2008, followed by a conference call at 10:00 a.m. EDT on Thursday, October 30, 2008, to discuss the company’s third quarter performance. Live and archived broadcasts of that conference call will be posted on the company’s Web site.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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